Exhibit 4.3

ACCURIDE CORPORATION

SHAREHOLDER RIGHTS AGREEMENT

This Shareholder Rights Agreement (as amended, modified and supplemented from time to time, the “Agreement”) is entered into as of January 31, 2005 by and among Accuride Corporation, a Delaware corporation and the Stockholders.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 24, 2004, as amended, by and among the Company, Amber Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of the Company, Transportation Technologies Industries, Inc., a Delaware corporation, those Persons identified as Signing Stockholders therein, and those individuals designated as the Company Stockholder Representatives (the “Merger Agreement”), the Company has agreed to enter into this Agreement as a condition to the consummation of the transactions contemplated thereby; and

WHEREAS, as an inducement to such Stockholders to enter into the Merger Agreement, the Stockholders and the Company have agreed to enter into this Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions and releases contained herein, the Company, and the Stockholders hereby agree as follows:

1.             Definitions.

1.1          Certain Definitions.  As used herein, the following terms shall have the following respective meanings:

(a)     “Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

(b)     “Affiliate” shall mean, when used with respect to a specified person, another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.  For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

(c)     “Board” shall mean the board of directors of the Company.

(d)     “Change of Control” shall mean (i) a sale of all or substantially all of the assets of the Company and its Subsidiaries to a Person in which the stockholders of the Company immediately prior to such transaction do not hold more than 50% of the voting power immediately following the transaction, (ii) a sale of Common Stock by the Company or the Common Holders resulting in more than 50% of the voting power of the Company being held by a Person other than the stockholders of the Company immediately prior to such sale, or (iii) a merger or consolidation of the Company with or into another Person, if and only if, after such merger or consolidation, the stockholders of the Company immediately prior to such transaction do not hold more than 50% of the voting power immediately following the transaction.

(e)     “Common Stock” shall mean the Company’s Common Stock, par value $0.01 per share.

(f)      “Company” shall mean Accuride Corporation, a Delaware corporation, and its successors and permitted assigns.

(g)     “Convertible Securities” shall mean (i) any debt or equity securities of the Company that are convertible into or exchangeable, directly or indirectly, for Common Stock, and (ii) any rights, warrants or options to subscribe for or purchase Common Stock or any securities described in clause (i).

(h)     “Drag-Along Percentage” shall mean a fraction, the numerator of which is the aggregate number of shares of Common Stock which are to be Transferred by the Dragging Stockholders in a Drag-Along Sale, and the denominator of which is the aggregate number of shares of Common Stock owned at such time by the Dragging Stockholders.

(i)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j)      “Fully-Diluted Capitalization” shall mean the number of shares of Common Stock (i) then outstanding, (ii) issued or issuable upon exercise of all warrants exercisable for shares of Common Stock then outstanding, whether or not then exercisable, (iii) issuable upon exercise of all options to purchase shares of Common Stock then outstanding, whether or not then exercisable, and (iv) issued or issuable upon exercise or conversion of any other equity or debt security of the Company then outstanding, whether or not then exercisable.

(k)     “Hubcap” shall mean Hubcap Acquisition L.L.C., a Delaware limited liability company.

(l)      “Initial Public Offering” shall mean, after the date hereof, the Company’s initial sale of its Common Stock to the general public in an firmly committed underwritten public offering pursuant to an effective registration statement on Form S-1, or any successor form, under the Securities Act.

(m)    “KKR Party” shall mean Hubcap and any Person to whom a KKR Party Transfers shares of Common Stock in compliance with this Agreement; provided such Person becomes a party to this Agreement in the capacity of a KKR Party.

(n)     “KKR Parties’ Transfer Percentage” shall mean with respect to the KKR Parties the percentage equal to the total number of shares of Common Stock Transferred by the KKR Parties, excluding Permitted Transfers, divided by the aggregate number of shares of Common Stock acquired at any time, from time to time, by the KKR Parties, other than shares of Common Stock acquired by Permitted Transfers.

(o)     “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase capital stock, and securities of the Company that are convertible or exchangeable for capital stock of the Company, provided that “New Securities” does not include (a) securities issued in connection with any stock split, stock dividend, recapitalization or similar transaction approved by the Board; (b) securities issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding as of the date of this Agreement; (c) Common Stock issued in connection with the Company’s Initial Public Offering; (d) securities issued as consideration for the acquisition of any assets, securities or business entity by the Company, whether by merger, purchase of assets or capital stock of such entity, or other reorganization provided such acquisition is approved by the Board; (e) securities issued to employees, officers and directors of, and consultants and advisors to, the Company or its Subsidiaries, pursuant to any arrangement approved by the Board; (f) securities issued as compensation to any bank, senior or subordinated debt lender, equipment lessor, landlord or other similar financial institution or creditor if and to the extent that the transaction in which such issuance or borrowing is to be made is approved by the Board; (g) securities issued pursuant to any debentures, warrants, options, rights or agreements, including, without limitation, Convertible Securities, provided that the Company shall have complied, to the extent required, with the right of first refusal established by Section 5 with respect to the initial sale or grant by the Company of such rights or agreements; and (h) securities issued to any strategic vendor or partner in a transaction approved by the Board in which there is a substantial commercial aspect to the transaction.

(p)     “Ownership Percentage” shall mean with respect to each Stockholder, the number of shares of the Common Stock held by such Stockholder (assuming conversion, exchange or exercise of any Convertible Securities held by such holder) divided by the Fully Diluted Capitalization of the Company.

(q)     “Permitted Transfer” shall mean a Transfer by a Stockholder of shares of Common Stock made (i) to an Affiliate of such Stockholder, (ii) a distribution or dividend of Common Stock by such Stockholders to its partners, members or stockholders; (iii) if such Stockholder is an individual, (A) by way of gratuitous donation to any trust exclusively for the benefit of such Stockholder or such Stockholder’s spouse, direct descendants (including legally adopted children) or direct ascendants or (B) by way of bequest or inheritance upon the death of such Stockholder to his or her executors, administrators, testamentary trustees, legatees or beneficiaries; and (iv) to another Stockholder; provided, however, that, in the event of any Transfer made pursuant to one of the exemptions above, (1) the Stockholder making such Transfer shall notify the Company and the other Shareholders of such Transfer at least 15 days prior to making the Transfer, and in the case of a Transfer pursuant to clause (iii)(A) such notice shall contain a representation by the Stockholder identifying all of the beneficiaries of such trust, (2) the transferee, assignee, donee, Affiliate, partner, member or stockholder, if not already a party, shall have become a party to this Agreement in the capacity of a Stockholder and as a KKR Party, a Trimaran Party, and/or a TTI Stockholder, as applicable, and shall have furnished the Company and with an executed copy of this Agreement, and (3) with respect to any Transfer by a KKR Party, the KKR Parties must continue to control the voting of a majority of the Common Stock held by the KKR Parties on the date hereof, and with respect to any Transfer by a Trimaran Party, the Trimaran Parties must continue to control the voting of a majority of the Common Stock held by the Trimaran Parties on the date hereof.

(r)      “Person” shall mean an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

(s)     “Pro Rata Share” shall mean, with respect to a Stockholder, the ratio of (A) the total number of shares of Common Stock held by such Stockholder immediately prior to the issuance of the New Securities (assuming full exchange, conversion and exercise of all Convertible Securities held by such Stockholder at such time) to (B) the Fully Diluted Capitalization of the Company immediately prior to the issuance of the New Securities.

(t)      “Public Offering” shall mean the consummation of the Company’s sale of its Common Stock to the general public for the account of the Company in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

(u)     “Qualified Stockholder” shall mean, as of a date of determination, a Stockholder who as of such date (i) owns Common Stock and Convertible Securities representing at least 1% of the Company’s Fully Diluted Capitalization, and (ii) is an Accredited Investor.

(v)     “SEC” shall mean the Securities and Exchange Commission.

(w)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(x)      “Stockholders” shall mean the Persons listed on Exhibit A to this Agreement, as amended from time to time in accordance with the terms hereof, and any of such Persons’ permitted assigns.

(y)     “Subsidiary” shall mean any and all corporations, partnerships, limited liability companies and other entities with respect to which another specified corporation or other entity directly or indirectly owns more than 50% of (i) the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity or (ii) the equity interests of such entity.

(z)      “Transfer” shall mean, with respect to any shares of Common Stock, any direct or indirect, voluntary or involuntary, offer to sell, transfer, sale, assignment, pledge, hypothecation, short sales, loan, grant of an option to purchase or other disposition of any of the shares of Common Stock, or the entering of any contract or agreement to do any of the foregoing.

(aa)   “Trimaran” shall mean Trimaran Fund Management, LLC, a Delaware limited liability company.

(bb)   “Trimaran Party” shall mean Trimaran Capital, L.L.C., Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., CIBC Employee Private Equity Fund (Trimaran) Partners, TTI Securities Acquisition, L.L.C. and CIBC Capital Corporation, and any Person to whom a Trimaran Party Transfers shares of Common Stock in compliance with this Agreement; provided such Person becomes a party to this Agreement in the capacity of a Trimaran Party.

(cc)   “TTI Stockholders” shall mean the Stockholder set forth on Exhibit A to this Agreement, other than the KKR Parties, and any Person (other than the Company or the KKR Parties) to whom such Stockholders Transfer shares of Common Stock in accordance with this Agreement and, as a result, such Person is required by this Agreement to become a party hereto.

(dd)   “TTI Stockholder’s Transfer Percentage” shall mean, with respect to a TTI Stockholder the percentage equal to the total number of shares of Common Stock Transferred by such TTI Stockholder, excluding Permitted Transfers, divided by the aggregate number of shares of Common Stock acquired at any time, from time to time, by such TTI Stockholder, other than share of Common Stock acquired by Permitted Transfers.

1.2          Certain Additional Definitions.  As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section

5% Holder

4.2(a)

Agreement	Preamble
Approved Sale	4.5(d)
Debt Tag-Along Notice	6.1

Drag-Along Sale

4.5(a)

Drag-Along Sale Date

4.5(b)

Drag-Along Sale Notice	4.5(b)

Dragged Stockholder

4.5(a)

Dragging Stockholder

4.5(a)

Holder Notice

4.2(a)

Holder ROFO Period

4.2(a)

KKR Designees

2.1(b)

KKR Designee Positions	2.1(b)
KKR Nominees	2.2(a)
Merger Agreement	Recitals
Offered Notice	4.2(a)
Offered Shares	4.2(a)
Order	4.2(d)
Participating ROFO Holder	4.2(a)
Proposed Purchaser	4.5(a)
Purchasing Holder	6.1

Purchase Notice	6.1
Purchase Offer	4.2(a)
ROFO Holder	4.2(a)
Stand-Off Period	4.1(c)
Tag-Along Notice	4.3(a)
Tagging Holder	4.3(a)
Transferor	4.2(a)
Trimaran Designees	2.1(b)
Trimaran Designee Positions	2.1(b)
Trimaran Nominees	2.2(a)
Unexercised Debt	6.2
Unexercised Securities	5.2
Unpurchased Offered Shares	4.2(a)

2.             Board of Directors.

2.1          Prior to Initial Public Offering.

(a)     Authorized Directors.  Prior to consummation of the Company’s Initial Public Offering, the authorized number of directors on the Board shall be set forth in the by-laws of the Company, as may be amended from time to time by the Board or stockholders owning a majority of the outstanding shares of Common Stock of the Company, but shall be not less than seven.

(b)     Board Designees.  The Company agrees to take such actions as are necessary, and each Stockholder hereby agree to vote all of the shares of the Company’s capital stock then held by it and to take such other actions as are necessary, including acting by written consent, so as to elect and thereafter continue in office as directors of the Company:

(i)            So long as the Trimaran Parties holds at least 10% of the Fully Diluted Capitalization of the Company, three individuals designated by Trimaran (the “Trimaran Designees” and the director positions so designated being referred to herein as the “Trimaran Designee Positions”).  The Trimaran Designees shall initially be Jay Bloom, Mark Dalton and Andrew Weller; and

(ii)           So long as the KKR Parties hold at least 10% of the Fully Diluted Capitalization of the Company, all other members of the Board will be designated by Hubcap (the “KKR Designees” and the director positions so designated being referred to herein as the “KKR Designee Positions”).  The KKR Designees shall initially be James H. Greene, Jr., Frederick M. Goltz, and Todd A. Fisher.

(c)     KKR Designees.  So long as the KKR Parties hold at least 10% of the Fully Diluted Capitalization of the Company, Hubcap shall have the right, upon written notice to the Company and the other Stockholders, to (i) remove and replace each KKR Designee during his term in office and (ii) to fill any vacancy otherwise occurring in a KKR Designee Position.  Upon receipt of such written notice, the Company agrees to take such actions as are necessary, and each of the other Stockholders agrees to vote all of its shares of the Company’s capital stock then held by it and to take such other actions as are necessary, including acting by written consent, so as to remove each KKR Designee so specified in such notice (if applicable) and fill the vacancies in the KKR Designee Positions, as the case may be, created by or otherwise referred to in any such notice.  Any vacancies in the KKR Designee Positions shall be filled only in accordance with the provisions of this Section 2.1(c).

(d)     Trimaran Designees.  So long as the Trimaran Parties hold at least 10% of the Fully Diluted Capitalization of the Company, Trimaran shall have the right, upon written notice to the Company and the other Stockholders, to (i) remove and replace each Trimaran Designee during his term in office and (ii) to fill any vacancy otherwise occurring in a Trimaran Designee Position.  Upon receipt of such written notice, the Company agrees to take such actions as are necessary, and each of the other Stockholders agrees to vote all of its shares of the Company’s capital stock then held by it and to take such other actions as are necessary, including acting by written consent, so as to remove each Trimaran Designee so specified in such notice (if applicable) and fill the vacancies in the Trimaran Designee Positions, as the case may be, created by or otherwise referred to in any such notice.  Any vacancies in the Trimaran Designee Positions shall be filled only in accordance with the provisions of this Section 2.1(d).

(e)     Committees.  So long as there is an Audit Committee created by the Board, one Trimaran Designee shall be a member of the Audit Committee, and so long as there is a Compensation Committee created by the Board, one Trimaran Designee shall be a member of the Compensation Committee. The number of members, the scope of such committees responsibilities and authority, and the remaining members of such committees shall be determined by a majority of the members of the Board.

(f)      Subsidiary Boards.  Upon the written request of either Trimaran or Hubcap to the Company, the Company shall cause the size and composition of the board of directors, or other governing body, of each Subsidiary of the Company identified in such written notice to be the same as the Board.

(g)     Minimum Ownership.  From and after the date on which the KKR Parties no longer hold at least 10% of the Fully Diluted Capitalization of the Company, the right set forth in Section 2(b)(ii)  and the right of the KKR Designees to continue in office as directors shall terminate, and if requested by Trimaran, Hubcap shall cause such KKR Designees to tender to the Company their written resignations as directors of the Company (which resignations shall be effective on delivery to the Company) as soon as reasonably practicable after such date, but in no event later than five days following the date of such request.  From and after the date on which the Trimaran Parties no longer hold at least 10% of the Fully Diluted Capitalization of the Company, the right set forth in Section 2(b)(i)  and the right of the Trimaran Designees to continue in office as directors shall terminate, and if requested by Hubcap, Trimaran shall cause such Trimaran Designees to tender to the Company their written resignations as directors of the Company (which resignations shall be effective on delivery to the Company) as soon as reasonably practicable after such date, but in no event later than five days following the date of such request.

(h)     Director Expenses; Indemnification.  The Company shall pay all reasonable out-of-pocket expenses incurred by any director in connection with the participation by directors in attending meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of any Subsidiaries of the Company.  The directors of the Company shall be indemnified by the Company to the fullest extent permitted by Delaware law.

(i)      Stockholder Action.  Each Stockholder shall vote all of such Stockholder’s shares of capital stock at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders and shall take all other actions necessary (whether in such Stockholder’s capacity as a stockholder or otherwise) (i) to give effect to the agreements contained in Sections 2.1(a) through (h), and (ii) to ensure that the certificate of incorporation and by-laws of the Company do not conflict in any respect with such provisions.

(j)      Termination.  This Section 2.1 shall expire and be of no further force and effect upon the earlier to occur of (i) the closing of the Company’s Initial Public Offering, and (ii) consummation of a Change of Control.

2.2          Following Initial Public Offering.

(a)     Board Designees.  From and after the date of the closing of the Company’s Initial Public Offering, the Company, subject to the fiduciary duties of the Board, agrees to use its reasonable best efforts to take such actions as are necessary to nominate as director and solicit proxies in favor of the election of such nominees:

(i)            Trimaran Nominees:

So long as the Trimaran Parties hold at least 30% of the Fully Diluted Capitalization of the Company, four (4) individuals designated by Trimaran;

In the event the Trimaran Parties hold less than 30% but at least 25% of the Fully Diluted Capitalization of the Company, three (3) individuals designated by Trimaran;

In the event the Trimaran Parties hold less than 25% but at least 15% of the Fully Diluted Capitalization of the Company, two (2) individuals designated by Trimaran; and

In the event the Trimaran Parties hold less than 15% but at least 10% of the Fully Diluted Capitalization of the Company, one (1) individual designated by Trimaran (collectively, the “Trimaran Nominees”).

(ii)           KKR Nominees:

So long as the KKR Parties hold at least 30% of the Fully Diluted Capitalization of the Company, four (4) individuals designated by Hubcap;

In the event the KKR Parties hold less than 30% but at least 25% of the Fully Diluted Capitalization of the Company, three (3) individuals designated by Hubcap;

In the event the KKR Parties hold less than 25% but at least 15% of the Fully Diluted Capitalization of the Company, two (2) individuals designated by Hubcap; and

In the event the KKR Parties hold less than 15% but at least 10% of the Fully Diluted Capitalization of the Company, one (1) individual designated by Hubcap (collectively, the “KKR Nominees”).

(b)     Minimum Ownership. In the event that the right of Hubcap or Trimaran to nominate one or more members of the board is reduced or eliminated in accordance with the terms of this Agreement, such reduction or elimination, as the case may be, shall be given effect as of the immediately succeeding proxy statement and stockholders’ meeting relating to the election of members of the Board and to the extent necessary at each such immediately succeeding meeting or meetings (and thru such related proxy or proxies) in order to give full effect to such reduction or elimination, as the case may be.

(c)     Stockholder Action.  Each Stockholder shall vote all of such Stockholder’s shares of capital stock at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders and shall take all other actions necessary (whether in such Stockholder’s capacity as a stockholder or otherwise) to give effect to the agreements contained in this Section 2.2.

(d)     Subsidiary Boards.  To the extent that KKR Nominees (other than KKR Nominees who are employees of the Company) are serving on the board of directors or similar governing body of a subsidiary of the Company, then, upon the written request of Trimaran, the Company shall cause such Subsidiary’s board of directors or similar governing body to include Trimaran Nominees in the same proportion as Trimaran Nominees bear to KKR Nominees on the Board.

3.             Negative Covenants.

3.1          Protective Provisions. In addition to other rights provided by law or in the Company’s certificate of incorporation and by-laws, so long as any shares of Common Stock remain outstanding, after the date hereof, the Company shall not, and shall cause its Subsidiaries not to, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 75% of the then outstanding shares of Common Stock, voting together as a single class, do or commit to do any of the following actions (either directly or by amendment, merger, consolidation, or otherwise):

(a)     enter into any transaction between or among the Company and/or any Subsidiary, on the one hand, and any Person who holds 5% or more of the Common Stock on the date such transaction is approved, any director of the Company or any of such Persons Affiliates (excluding the Company and its Subsidiaries), on the other hand; provided, however, that nothing in this Section 3.1(a) shall be deemed to prohibit (A)  normal and customary compensation and benefit programs for employees and directors on terms approved by the Board, (B) transactions which are unanimously approved by the Board (excluding directors who abstain because they, or a Person with which they have a relationship, are interested in the transaction being approved), and (C) transactions entered into in the ordinary course of the Company’s or its Subsidiaries’ business that are on terms no less favorable to the Company and/or its Subsidiaries than those the Company and/or its Subsidiaries could otherwise receive in an arms length transaction from an unaffiliated third party;

(b)     amend or modify the certificate of incorporation or by-laws of the Company, other than amendments which are customary or necessary in connection with the Company’s Initial Public Offering, or are required for the Company to comply with the listing standards of any exchange or NASDAQ National Market upon which the Company is proposed to be listed, or in order to comply with the Exchange Act or the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder;

(c)     authorize, enter into or consummate (i) a single transaction or series of related transactions constituting the sale of material assets of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business of the Company and its Subsidiaries, or (ii) a Change of Control;

(d)     make any material change in the lines of business in which the Company and its Subsidiaries operate on the date hereof;

(e)     grant options to purchase Common Stock or issue Common Stock (other than pursuant to the exercise of options previously issued) to employees, consultants, officers and directors of the Company and its Subsidiaries as equity incentive compensation, if after such grant or issuance the aggregate number of shares of Common Stock issued or issuable upon exercise of options (without duplication) exceeds in the aggregate 3,196.66 (adjusted to give effect to stock splits, stock dividends, stock combinations, recapitalizations and the like with respect to the Common Stock;

(f)      voluntarily liquidate, wind-up or dissolve the Company or voluntarily commence any bankruptcy, insolvency, reorganization or other case or proceeding under any bankruptcy or insolvency law with respect to the Company or make a general assignment for the benefit of creditors of the Company.

3.2          Expiration of Restrictions.  This Section 3 shall terminate and be of no further force or effect upon the earlier to occur of (i) a closing of the Company’s Initial Public Offering, and (ii) consummation of a Change of Control.

4.             Transfer of Common Stock.

4.1          Transfers Restrictions.

(a)     General.  Each Stockholder agrees that any Transfer of any shares of Common Stock of the Company now or hereafter owned or held by such Stockholder shall be made in conformity with the terms of this Agreement.  Any Transfer of shares of Common Stock subject to this Agreement not made in conformance with this Agreement shall be null and void, and neither the Company nor any transfer agent shall give any effect in the Company’s stock records to such attempted Transfer and shall not be recognized by the Company.  Each Stockholder represents and warrants that it is the sole legal and beneficial owner of those shares of Common Stock set forth opposite its name on Exhibit A hereto, and that no other Person has any interest (other than a community property interest) in such shares.

(b)     Restrictions on TTI Stockholders.  In addition to the other restrictions contained herein, until the fifth anniversary of the date hereof, without the written consent of the Company and the KKR Parties owning a majority of the shares of Common Stock owned by the KKR Parties, which they may withhold in their sole discretion, each TTI Stockholder agrees not to Transfer any shares of its Common Stock if such TTI Stockholder’s Transfer Percentage exceeds the KKR Parties’ Transfer Percentage.  Notwithstanding the foregoing, (A) each TTI Stockholder may Transfer any shares of its Common Stock pursuant to (i) Permitted Transfers made in compliance with this Agreement, and (ii) Transfers made pursuant to Section 4.3 of this Agreement; and (B) after the closing of the Company’s Initial Public Offering, any TTI Stockholder, who at the time of a proposed Transfer, owns less than one percent (1%) of the Company’s Fully Diluted Capitalization, may Transfer during any 12 month period shares of its Common Stock with an aggregate market value of $100,000 or less, such market value to be based upon the closing sales price of the Common Stock on the day of the Transfer, as reported on the principal exchange on which the Common Stock is traded, which Transfers pursuant to this Section 4.1(b)(B) shall not be subject to Section 4.3.  In addition, without the consent of the Company and the KKR Parties, which they may withhold in their sole discretion, each TTI Stockholder agrees not to Transfer any shares of its Common Stock to a competitor, supplier or customer of the Company.

(c)     Market Standoff Agreement.  Provided that all Stockholders are treated equally and all executive officers and directors of the Company are also so bound, each Stockholder agrees that, if so requested by the Board or any managing underwriter in respect of an underwritten public offering of the Company’s securities, such Stockholder will not sell, make any short sale of, loan, grant any option for the purchase of, hypothecate, hedge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any of the Company’s securities, including without limitation shares of Common Stock, options or warrants exercisable for shares of the Company’s securities, or any other security convertible into or exchangeable for shares of the Company’s securities (other than as part of such underwritten public offering), (i) during a period not to exceed 180 days following the effective date of the initial registration statement of the Company filed under the Securities Act (or such shorter period as the Company or managing underwriter may authorize) and (ii) during a period not to exceed 90 days following the effective date of a registration statement other than the initial registration statement (or such shorter period as the Company or managing underwriter may authorize) (each, a “Stand-Off Period”).  Each Stockholder agrees to execute and deliver a lock up agreement as may be reasonably requested by the Company and/or managing underwriter consistent with the foregoing obligations.  In order to enforce the foregoing covenant, the Company may impose stock transfer restrictions with respect to the securities (including any shares Common Stock) of each Stockholder until the end of the applicable Stand-Off Period.  Notwithstanding the foregoing, the obligations described in this Section 4.1(c) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

(e)     Securities Laws Compliance.  Each of the Stockholders agrees and acknowledges that to the extent such Stockholder is permitted pursuant to this Agreement to Transfer Common Stock, such Stockholder will not Transfer any shares of Common Stock unless (i) the Transfer is pursuant to an effective registration statement under the Securities Act, or the rules and regulations in effect thereunder, (ii) counsel for the Stockholder (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Securities Act, or (iii) such Transfer is made in conformity with Rule 144 promulgated under the Securities Act.

(f)      Legend.  Any certificate representing outstanding shares of Common Stock that are held by a party to this Agreement shall bear the following legend, in addition to any other legend required by law or otherwise:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY THE TERMS OF THAT CERTAIN SHAREHOLDER RIGHTS AGREEMENT (THE “SHAREHOLDER AGREEMENT”) DATED AS OF JANUARY 31, 2005, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.  ANY ATTEMPT TO TRANSFER OR ENCUMBER ANY INTEREST IN THE SHARES REPRESENTED BY THIS CERTIFICATE NOT IN ACCORDANCE WITH SUCH SHAREHOLDER AGREEMENT SHALL BE NULL AND VOID, AND NEITHER THE COMPANY NOR ANY TRANSFER AGENT OF SUCH SECURITIES SHALL GIVE ANY EFFECT TO SUCH ATTEMPTED TRANSFER OR ENCUMBRANCE IN ITS SHARE RECORDS.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF IT, AGREES TO BE BOUND BY THE TERMS OF THE SHAREHOLDER AGREEMENT.”

The Stockholders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4.1(e) to enforce the provisions of this Agreement and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement or if the shares of Common Stock represented by such certificate are held by a Person who is not a party to this Agreement.

4.2          Right of First Offer.

(a)     Right of First Offer.

(i)            Subject to compliance with Section 4.1, in the event a Stockholder (a “Transferor”) in good faith proposes, at any time, to Transfer any shares of Common Stock for value, other than as provided in Section 4.4 hereof, (the “Offered Shares”), then such Transferor shall deliver a written offer to sell the Offered Shares (the “Offer Notice”) to the Company and each Stockholder who at such time owns at least 5% of the Company’s Fully Diluted Capitalization and is an Accredited Investor (each, a “5% Holder”), which Offer Notice shall describe the cash purchase price that the Transferor proposes to be paid for the Offered Shares and any other material terms and conditions of the proposed Transfer.

(ii)           Each 5% Holder shall have the right, upon written notice to the Transferor (the “Holder Notice”) within twenty (20) days after receipt of the Offer Notice (the “Holder ROFO Period”) to purchase all, but not less than all, of its pro rata share of the Offered Shares on the terms and conditions as set forth therein.  A 5% Holder who desires to exercise its rights (a “ROFO Holder”) shall notify the Transferor and the Company in writing prior to the expiration of the Holder ROFO Period.

(iii)          Each ROFO Holder’s pro rata share under this Section 4.2(a) shall be equal to the product obtained by multiplying (A) the aggregate number of Offered Shares by (B) a fraction, the numerator of which is the number of shares of Common Stock owned by the ROFO Holder at the time of the Transfer, assuming full exchange, conversion and exercise of all Convertible Securities held by the ROFO Holder at such time, and the denominator of which is the total number of shares of Common Stock owned by all of the 5% Holders with rights to purchase under Section 4.2(b) at the time of the Offer Notice, assuming full exchange, conversion and exercise of all Convertible Securities held by the 5% Holders at such time.

(iv)          If any 5% Holders fail to fully elect to exercise their rights of first offer with respect to the Offered Shares pursuant to this Section 4.2(a) (the “Unpurchased Offered Shares”), within such twenty (20) day period, the Transferor shall give written notice of such failure to the fully participating ROFO Holders (the “Participating ROFO Holders”) that they may elect to purchase all of the Unpurchased Offered Shares upon similar terms as previously offered.  Each such Participating ROFO Holders shall have ten (10) days after the date of receipt of such notice to agree to purchase all or any portion of the Unpurchased Offered Shares by giving written notice to the Transferor and stating therein the quantity of Unpurchased Offered Shares to be purchased; provided that if the Participating ROFO Holders in the aggregate elect to purchase more Offered Shares than are available as Unpurchased Offered Shares, such Unpurchased Offered Shares shall be allocated to the Participating ROFO Holders who elected to purchase a portion of the Unpurchased Offered Shares on a pro rata basis according to each such Participating ROFO Holder’s Ownership Percentage: provided further that no Participating ROFO Holder shall be allocated a number of Unpurchased Offered Shares which is greater than the portion of the Unpurchased Offered Shares such Participating ROFO Holder had notified the Transferor it desired to purchase.

(v)           If a 5% Holder gives the Transferor notice that it desires to purchase its pro rata shares of the Offered Shares (including any shares subject to re-allotment, as the case may be), the 5% Holder shall make payment for such shares by check or wire transfer, against delivery of the shares to be purchased at the time and place agreed upon by the parties, which shall be no later than 45 days after the 5% Holders’ receipt of the Offer Notice (or such longer period as may be necessary to comply with any applicable provisions of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended), unless the Offer Notice contemplated a later closing date.

(b)     [INTENTIONALLY OMITTED].

(c)     Effect of Failure to Exercise Right of First Offer.  If all of the Offered Shares to which the Offer Notice refers are not elected to be purchased by the 5% Holders as provided in this Section 4.2, subject to the rights of the Stockholders pursuant to Section 4.3 below, the Transferor may Transfer such unpurchased Offered Shares at the price and on the terms specified in the Offer Notice or at a higher price, provided that such Transfer is consummated within one hundred twenty (120) days after the date of delivery of the Offer Notice, and provided further that any such sale is in accordance with all the terms and conditions of this Agreement.

(d)     Judicial Transfers.  All proposed judicial Transfers of shares of Common Stock subject to this Agreement by order of any court or referee in bankruptcy (“Order”) shall be subject to the terms and provisions of this Section 4.2.  In the event a Transfer is proposed pursuant to an Order, all of the terms of this Section 4.2 shall apply, with the following modification:  instead of an Offer Notice being delivered to the 5% Holders, a copy of the Order shall be delivered to the Company and the 5% Holders by the proposed transferee, which shall specify the number of shares of Common Stock to be Transferred and the consideration per share.  For other purposes of this Section 4.2, the receipt of the Order shall be treated as the receipt of the Offer Notice as set forth in Section 4.2(a) above.  All proposed Transfers pursuant to an Order which do not set forth a purchase price capable of valuation which would allow the 5% Holders to exercise their right of first offer are expressly prohibited.  Any purported transfer in contravention of this Section 4.2(d) shall be null and void and shall pass no title to the proposed transferee.

4.3          Tag-Along Rights.

(a)     If the Transferor proposes to Transfer Offered Shares which, when taken together with all shares of Common Stock previously Transferred by the Transferor (excluding Transfers not subject to this Section 4.3 pursuant to Section 4.4) exceed five percent (5%) of the shares of Common Stock held by the Transferor on the date hereof, then each Stockholder who does not send a Holder Notice in response to the Offer Notice, shall have the right, upon written notice to the Transferor (the “Tag-Along Notice”) within twenty (20) days after the delivery of the Offer Notice, to participate in such Transfer, including pursuant to Section 4.2, on the same terms and conditions set forth in the Offer Notice (a “Tagging Holder”).  The Tag-Along Notice shall indicate the number of shares the Tagging Holder wishes to sell under this Section 4.3 and, to the extent one or more Tagging Holder exercise such participation right in accordance with this Section 4.3, the number of Offered Shares that the Transferors may sell in the transaction shall be correspondingly reduced.

(b)     Each Tagging Holder may sell in such transaction all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (A) the aggregate number of Offered Shares proposed to be sold by the Transferor as set forth in the Offer Notice, by (B) a fraction, the numerator of which is the number of shares of Common Stock (assuming full exchange, conversion and exercise of all Convertible Securities held by a Tagging Holder) owned by the Tagging Holder on the date of the Offer Notice and the denominator of which is the total number of shares of Common Stock owned by the Transferor, the Tagging Holders and any other Persons entitled to participating in such Transfer by the Transferor (assuming full exchange, conversion and exercise of all Convertible Securities held by such Transferor, the Tagging Holders and such other Persons) on the date of the Offer Notice.

(c)     The Transferor shall assign to each Tagging Holder as much of its interest in the agreement of sale, including the rights under Section 4.2 hereof, with the proposed transferee as such Tagging Holder shall be entitled to and shall accept, and such Tagging Holder shall be obligated to provide the same representations, warranties, indemnification and covenants to the proposed transferee as the Transferor under such agreement of sale.  To the extent that any proposed transferee prohibits such assignment or otherwise refuses to purchase shares of Tagging Holders, as the case may be, from a Tagging Holder, then the Transferor shall not sell the remaining Offered Shares to such proposed transferee unless and until, simultaneously with such sale, the Transferor shall purchase such shares from such Tagging Holders for the same consideration per share and on the same terms and subject to the same conditions as the proposed Transfer described in the Offer Notice.  Each Tagging Holder shall deliver to the Transferor the certificate or certificates representing the shares of Common Stock to be Transferred pursuant to this Section 4.3, duly endorsed for Transfer, together with a limited power of attorney authorizing the Transferor to Transfer such shares of Common Stock pursuant to the terms of such Transfer and to execute on behalf of such Tagging Holder any purchase agreement or other documentation required to consummate such Transfer.

(d)     After complying with the provisions of this Section 4.3, the Transferor may, not later than one hundred twenty (120) days following delivery of the Offer Notice, enter into an agreement providing for the closing of the Transfer of the Offered Shares covered by the Offer Notice within thirty (30) days of such agreement on terms and conditions not more favorable than those described in the Offer Notice.  Any proposed Transfer on terms and conditions more favorable than those described in the Offer Notice, as well as any subsequent proposed Transfer of any of the Offered Shares by the Transferor, shall again be subject to the tag-along rights set forth in this Section 4.3, and shall require compliance with the procedures described in this Section 4.3.  The exercise or non-exercise of the rights of the Stockholder under this Section 4.3 to participate in one or more sales of shares made by a Transferor shall not adversely affect their rights to participate in subsequent sales of shares subject to this Section 4.3.

4.4          Exempt Transfers.  Notwithstanding the foregoing, the provisions of Sections 4.2 and 4.3 shall not apply to the Transfer of any shares of Common Stock (i) made pursuant to a Permitted Transfer, (ii) to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act; (iii) to the Company pursuant to an employment agreement or other agreement restricting the transfer of the such shares; or (iv) pursuant to a Drag-Along Sale.

4.5          Drag-Along Rights.

(a)     Sales by the Dragging Stockholders.  Notwithstanding Section 4.2 and 4.3, if KKR Parties holding a majority of the shares of Common Stock held by the KKR Parties and the Trimaran Parties holding a majority of the shares of Common Stock held by the Trimaran Parties (collectively, the “Dragging Stockholders”) determine to Transfer, whether by way of stock sale, merger, consolidation or otherwise, at least 70%, in the aggregate, of the shares of Common Stock then held by the KKR Parties and the Trimaran Parties to a proposed purchaser (the “Proposed Purchaser”), except as set forth in Section 4.5(e) (a “Drag-Along Sale”), then upon the request of the Dragging Stockholders, each Stockholder other than the Dragging Stockholders (the “Dragged Stockholders”) will sell to such Proposed Purchaser a number of shares of Common Stock held by such Dragged Stockholder equal to the product of (i) the aggregate number of shares of Common Stock then held by such Dragged Stockholder multiplied by (ii) the Drag-Along Percentage.  The terms and conditions of such Drag-Along Sale shall be on the same terms and conditions as such Transfer by the Dragging Stockholders, including without limitation, sale price with respect to the same type of securities, representations and warranties, covenants and indemnification obligations; provided, however, that the indemnification obligations of any Dragged Stockholder shall be several and not joint, and a Dragged Stockholder’s maximum indemnification obligations, absent fraud or willful misrepresentation by such Dragged Stockholder, shall not exceed the proceeds received by such Dragged Stockholder in the Drag-Along Sale; provided further, however, that the KKR Parties and the Trimaran Parties shall be entitled to receive fees for advisory services in connection with the Drag-Along Sale which are approved by the Board.

(b)     Notice.  Prior to making any Drag-Along Sale, the Dragging Stockholder, if they determine that the Dragged Stockholders should participate in such Transfer, shall provide each such Dragged Stockholder with written notice (the “Drag-Along Notice”) not less than 10 business days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”).  The Drag-Along Notice shall set forth (i) the name of the Proposed Purchaser, (ii) the proposed amount and form of consideration to be paid per share of Common Stock and the material terms and conditions of the Transfer and (iii) the Drag-Along Sale Date and the date upon which the Dragged Stockholders shall deliver to the Dragging Stockholders the certificates representing the shares of Common Stock owned by such Dragged Stockholders, duly endorsed, and the limited power of attorney referred to below.  Each Dragged Stockholder shall deliver to the Dragging Stockholders the certificate or certificates representing their shares of Common Stock, duly endorsed for transfer, on or before the date set forth in the Drag-Along Notice for such delivery, together with a limited power of attorney authorizing the Dragging Stockholders to sell or otherwise dispose of such shares pursuant to the term of such Drag-Along Sale and to execute on behalf of such Dragged Stockholders any purchase agreement or other documentation required to consummate such Drag-Along Sale.

(c)     Effect of Drag-Along Sale.  If a Dragged Stockholder receives the applicable purchase price from a Drag-Along Sale, but has failed to deliver certificates representing its shares of Common Stock as described in this Section 4.5, it shall for all purposes be deemed no longer to be a stockholder of the Company, shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to the shares of Common Stock held by it, and shall have no other rights or privileges granted to shareholders under law or this Agreement.

(d)     Sale of the Company.  If a Drag-Along Sale is to be effected in the form of a merger or other corporate reorganization which requires approval of the Stockholders, and if the Board approves the Drag-Along Sale (an “Approved Sale”), the Dragged Stockholders shall vote for, consent to and raise no objections against such Approved Sale and each Stockholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such Approved Sale.  Each Dragged Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale and the distribution of the aggregate consideration from such Approved Sale as reasonably requested by the Company.  Each Dragged Stockholder hereby grants Hubcap and Trimaran, with full power of substitution and resubstitution, individually and jointly an irrevocable proxy coupled with an interest to vote such Dragged Stockholder’s shares of Common Stock in favor of an Approved Sale, which proxy shall remain in full force and effect as long as the provisions of this Section 4.5(d) remain in effect.

(e)     Exceptions to Drag-Along Sale.  The following Transfers shall not be deemed Drag-Along Sales: (i) Transfers to KKR Parties or Trimaran Parties, (ii) Transfers in the form of dividends or distributions (whether upon liquidation or otherwise) by the KKR Parties or the Trimaran Parties to its current or former partners, members or stockholders (and any subsequent transfers by such partners, members or stockholders) and (iii) Transfers not for value.

4.6          Expiration of Restrictions.  Sections 4.2 shall terminate and be of no further force or effect upon the earliest to occur of (i) the closing of the Company’s Initial Public Offering, and (ii) consummation of a Change of Control.  Section 4.1 shall terminate and be of no further force or effect upon the earliest to occur of (i) consummation of a Change of Control, and (ii) the fifth anniversary of the date of this Agreement.  Section 4.5 shall terminate and be of no further force of effect upon the earlier to occur of (i) consummation of a Change of Control.  Section 4.3 shall terminate and be of no further force and effect when both Sections 4.1 and 4.2 have been terminated.

5.             Preemptive Rights.

5.1          Pro Rata Right.  In the event that the Company seeks to sell New Securities in a private or similar non-public offering, each Stockholder who is at such time a Qualified Stockholder, shall be entitled to purchase pursuant to Section 5.2, at the proposed offering price and upon the proposed offering terms, up to its Pro Rata Share of the New Securities to be sold in such offering.

5.2          Required Notices.  In the event the Company proposes to undertake an issuance of New Securities, it shall give each Qualified Stockholder written notice, of the proposed issuance, describing the type of New Securities, the price, the general terms upon which the Company proposes to issue the same and such Qualified Stockholder’s Pro Rata Share of such New Securities and a statement that each Qualified Stockholder shall have ten (10) days to respond to such notice.  Each Qualified Stockholder shall have ten (10) business days after the date of receipt of such notice to agree to purchase any or all of such Qualified Stockholder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.  In the event any Qualified Stockholder fails to fully exercise the right of first offer as to their Pro Rata Share of New Securities (the “Unexercised Securities”) within such ten (10) day period, the Company shall give each other Qualified Stockholder who has elected to fully exercise its right of first offer as to its Pro

Rata Share, written notice that it may elect to purchase all of the Unexercised Securities upon similar terms as previously offered.  Each such fully participating Qualified Stockholder shall have ten (10) days after the date of receipt of such notice to agree to purchase all or any portion of the Unexercised Securities by giving written notice to the Company and stating therein the quantity of Unexercised Securities to be purchased; provided that if the fully participating Qualified Stockholders in the aggregate elect to purchase more New Securities than are available as Unexercised Securities, such Unexercised Securities shall be allocated to the fully participating Qualified Stockholders who elected to purchase a portion of the Unexercised Securities on a pro rata basis according to each such Qualified Stockholder’s Ownership Percentage; provided further that no Qualified Stockholder shall be allocated a number of Unexercised Securities which is greater than the portion of the Unexercised Securities such Qualified Stockholder had notified the Company it desired to purchase.

5.3          Company’s Right to Sell.  After complying with Section 5.1 and 5.2 the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) and to sell all such New Securities which are not to be purchased by the Qualified Stockholders, at a price and upon general terms no more favorable in any material respect to the purchasers thereof than specified in the Company’s notice.  In the event the Company has not sold within said ninety (90) day period or entered into an agreement to sell all such New Securities within said ninety (90) day period (or sold and issued all such New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Qualified Stockholders in the manner provided above.

5.4          Assignment.  The right set forth in this Section 5 is nonassignable, except that such right is assignable by each Qualified Stockholder to any Affiliate of such Qualified Stockholder.

5.5          Termination of Preemptive Rights.  This Section 5 shall terminate upon the earlier to occur of (i) the closing of the Company’s Initial Public Offering, and (ii) consummation of a Change of Control.

6.             Rights to Purchase Debt.

6.1          Pro Rata Right. In the event any Stockholder (a “Purchasing Holder”) proposes, at any time, to purchase or acquire any debt security of the Company that is trading at a discount to par value or is convertible to equity of the Company from one or more third parties, including pursuant to market purchases, then such Purchasing Holder shall deliver a notice (the “Purchase Notice”) to the Company and each Stockholder who is a such time a Qualified Stockholder, which Purchase Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the amount of debt securities to be acquired, the nature of the acquisition, and the consideration to be paid.  Each of the Qualified Stockholders shall have the right, upon written notice to the Purchasing Holder (the “Debt Tag-Along Notice”) within ten (10) days after receipt of such Purchase Notice, to purchase up to its Pro Rata Share of all debt described in the Purchase Notice on the same terms and conditions set forth in the Purchase Notice.

6.2          Required Notices.  Each Debt Tag-Along Notice shall be delivered to the Purchasing Holder and shall state therein the amount of debt to be purchased.  In the event any Qualified Stockholder fails to fully exercise its right to acquire its Pro Rata Share of acquired debt

(the “Unexercised Debt”) offered within said ten (10) day period, the Purchasing Holder shall give each Qualified Stockholder who has elected to fully exercise such right written notice that it may elect to purchase all of the Unexercised Debt upon similar terms as previously offered.  Each such fully participating Qualified Stockholder shall have ten (10) days after the date of receipt of such notice to agree to purchase all or any portion of the Unexercised Debt by giving written notice to the Purchasing Holder and stating therein the quantity of Unexercised Debt to be purchased; provided that if such fully participating Qualified Stockholders in the aggregate elect to purchase more debt than is available as Unexercised Debt, such debt shall be allocated to such Qualified Stockholders on a pro rata basis according to each such Qualified Stockholder’s Ownership Percentage; provided further that no Qualified Stockholder shall be allocated an amount of Unexercised Debt which is greater than the amount of Unexercised Debt such Qualified Stockholder had notified the Purchasing Holder it desired to purchase.

6.3          Right to Purchase.  After complying with Sections 6.1 and 6.2, the Purchasing Holder shall have ninety (90) days thereafter to acquire or enter into an agreement (pursuant to which the purchase of debt covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) and to acquire all of such debt which the Qualified Stockholders’ did not commit to purchase, at a price and upon general terms no more favorable in any material respect to the Purchasing Holder thereof than specified in the Purchase Notice.  In the event the Purchasing Holder has not purchased within said ninety (90) day period or entered into an agreement to acquire all of such debt within said ninety (90) day period (or purchased or acquired all of such debt in accordance with the foregoing within sixty (60) days from the date of said agreement), the Purchasing Holder shall not thereafter acquire or purchase any such debt, without first providing the Qualified Stockholders with the right to acquire such debt in the manner provided above.

6.4          Termination of Rights.  This Section 6 shall terminate upon the earlier to occur of (i) the closing of the Company’s Initial Public Offering, or (ii) consummation of a Change of Control.

7.             Covenants of the Company.  The Company agrees to the following covenants which shall remain in effect until expiration as provided in Section 7.2 below:

7.1          Financial Information Rights.

(a)     The Company shall furnish to any Stockholder who at such time holds at least 15% of the Company’s Fully Diluted Capitalization the following reports, provided such Stockholder agrees to maintain the confidentiality of such information to the extent specified by the Board:

(i)            As soon as practicable after the end of each fiscal year, and in any event within seventy five (75) days thereafter, an audited consolidated balance sheet as of the end of such fiscal year and audited consolidated statements of income, stockholders’ equity and cash flow for such fiscal year, each prepared in accordance with generally accepted accounting principles, in reasonable detail and accompanied by a report and opinion thereon by certified independent public accountants of nationally recognized standing selected by the Board; and

(ii)           As soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet as of the end of such quarter and unaudited consolidated statements of income, stockholders’ equity and cash flow for such fiscal quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes); and

(iii)          As soon as practicable after the end of each month, an unaudited consolidated balance sheet as of the end of such month and unaudited consolidated statements of income, stockholders’ equity and cash flow for such month, prepared in accordance with which generally accepted accounting principles (other than for accompanying notes), together with the current financial forecast for the Company’s then fiscal year; and

(iv)          Prior to the beginning of each fiscal year, the Company’s annual operating budget for the upcoming fiscal year; and

(v)           Such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Holders may from time to time reasonably request.

(b)     To the extent the Company is not required to file, or is not voluntarily filing, Forms 10-Q and 10-K with the SEC, the Company shall furnish, upon written request from a Stockholder, the following reports, provided such Stockholder agrees to maintain the confidentiality of such information to the extent specified by the Board:

(i)            As soon as practicable after the end of each fiscal year, and in any event within seventy five (75) days thereafter, an audited consolidated balance sheet as of the end of such fiscal year and audited consolidated statements of income, stockholders’ equity and cash flow for such fiscal year, each prepared in accordance with generally accepted accounting principles, in reasonable detail and accompanied by a report and opinion thereon by certified independent public accountants of nationally recognized standing selected by the Board; and

(ii)           As soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet as of the end of such quarter and unaudited consolidated statements of income, stockholders’ equity and cash flow for such fiscal quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes).

7.2          Expiration of Covenants.  This Section 7 shall expire and be of no further force or effect upon the earlier to occur of (i) the closing of the Company’s Initial Public Offering, and (ii) consummation of a Change of Control.

8.             Miscellaneous.

8.1          Successors and Assigns.  Except as expressly permitted hereby, the rights and obligations under this Agreement may not be assigned without the written consent of the Company and Stockholders holding a majority of the Common Stock held by Stockholders.  Except as otherwise expressed provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors and administrators of the parties hereto.

8.2          Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law rules.  THE STOCKHOLDERS AND THE COMPANY HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

8.3          Entire Agreement.  This Agreement, the Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

8.4          Severability.  Any invalidity, illegality, or limitation of the enforceability of any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality, or enforceability of this Agreement with respect to any other term or provision.  In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.5          Notices, Etc.  Unless otherwise provided, any notice required or permitted under this Agreement shall be in writing, shall be effective upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. postal service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the day of deposit with FedEx or similar overnight courier, freight prepaid, if delivered by overnight courier or (iv) one (1) business day after the day of facsimile transmission (with confirmation of receipt), if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed as follows: (a) if to any Stockholder, to the name and address set forth on Exhibit A hereto, and (b) if to the Company, to Accuride Corporation, 7140 Office Circle, Evansville, Indiana, 47715 Facsimile:  (812) 962-5470, Attn: David K. Armstrong.  Each of the parties herewith shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

8.6          Amendment; Waiver.  Except as otherwise be provided in this Agreement, any term of this Agreement may be amended, modified or supplemented and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the shares of Common Stock held by the Stockholders; so long as (i) such amendment, modification, supplement, waiver or consent does not adversely affect the rights of any Stockholder or group of Stockholders hereunder disproportionately, in which case, the written consent of such

Stockholders disproportionately affected shall be necessary, and (ii) any amendment or supplement to this Agreement that would have the effect of changing the percentage of Common Stock that must be held by holders approving an action must be approved in writing by the holders of the same percentage of Common Stock; provided, however, that the Company may amend, modify or supplement the provisions of this Agreement and may waive or consent to departures from the provisions hereof, without the consent of the Stockholders of a majority of the outstanding Common Stock held by the Stockholders, so long as such amendment, modification, supplement, waiver or consent does not adversely affect the rights of Stockholders hereunder, or to add Persons as Stockholder, KKR Parties, Trimaran Parties and TTI Stockholders, as applicable, and to amend Exhibit A to add such Persons as Stockholders, to the extent expressly permitted by this Agreement.  This Agreement may be terminated only with the prior written consent of the Company, the KKR Parties owning a majority of the Common Stock and Convertible Securities held by the KKR Parties, and the Trimaran Parties holding a majority of the Common Stock and Convertible Securities held by the Trimaran Parties.

8.7          Attorneys’ Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.8          Interpretations.  As used in this Agreement, defined terms shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not actually followed by such phrase unless the context expressly provides otherwise.  All references herein to Sections, paragraphs and Exhibits shall be deemed references to this Agreement unless the context shall otherwise require.  Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Section or Exhibit and terms defined in any Section or Exhibit shall have the same meanings when used in the Agreement or in any other Section or Exhibit.  The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

8.9          Remedies.  Remedies for any breach by a party hereto shall be cumulative with, and not exclusive of, any other remedies available to any non-breaching party.  Upon a breach of this Agreement, each non-breaching party, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.

8.10        Titles and Subtitles.  The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.11        Aggregation of Stock.  All shares of Common Stock and Convertible Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, including, without limitation, determining whether a Stockholder is a 5% Holder or a Qualified Stockholder.

8.12        Recapitalizations.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the shares of Common Stock subject to this Agreement, to any and all shares of capital stock or other securities of the Company or any of its Subsidiaries which may be issued in respect of, in exchange for or in substitution of, such shares of Common Stock, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

8.13        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

8.14        Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement

8.15        Limited Liability.  Notwithstanding any provision hereof, none of the obligations of any KKR Party or any TTI Stockholder under this Agreement shall be an obligation of any officer, director, member, limited partner or general partner of such KKR Party or TTI Stockholder.  Any liability or obligation of any KKR Party or any TTI Stockholder arising out of this Agreement shall be limited to and satisfied only out of the assets of such KKR Party or such TTI Stockholder.

IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Rights Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCURIDE CORPORATION,
a Delaware corporation

By:	/s/Terrence J. Keating
Name: Terrence J. Keating
Title: President and Chief Executive Officer

STOCKHOLDERS

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

HUBCAP ACQUISITION L.L.C.

By:	/s/James H. Greene, Jr.
Name: James H. Greene, Jr.
Title: President

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

DAVID RIESMEYER

/s/David Riesmeyer

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

ALBION/TTI SECURITIES
ACQUISITION, LLC

By:	/s/Charles Gonzalez
Name:
Title:

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

ALBION ALLIANCE MEZZANINE FUND, L.P.
By:	Albion Alliance LLC, its General
Partner

By:	/s/Charles Gonzalez
Name:
Title:

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

ALBION ALLIANCE MEZZANINE FUND II, L.P.
By:	AA MEZZ II GP, LLC, its General
Partner

By:	Albion Alliance LLC, its Sole Member

By:	/s/Charles Gonzalez
Name:
Title:

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

CIBC EMPLOYEE PRIVATE EQUITY FUND (TRIMARAN) PARTNERS

By:	/s/Jay Bloom
Name: Jay Bloom
Title: Managing Director

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

TRIMARAN CAPITAL, L.L.C.

By:	/s/Jay Bloom
Name:
Title:

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

TRIMARAN FUND II, L.L.C.

By:	/s/Jay Bloom
Name: Jay Bloom
Title: Managing Director

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

TRIMARAN PARALLEL FUND II, L.P.

By:	/s/Jay Bloom
Name: Jay Bloom
Title: Managing Director

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

CIBC CAPITAL CORPORATION

By:	/s/Jay Bloom
Name: Jay Bloom
Title: Managing Director

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

TTI SECURITIES ACQUISITION, LLC
By:	Trimaran Fund II, L.L.C., its Managing
Member

By:	/s/Jay Bloom
Name: Jay Bloom
Title: Managing Director

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

CARAVELLE INVESTMENT FUND, L.L.C.
By:	Trimaran Advisors, L.L.C., its Invest-
ment Manager and Attorney-in-Fact

By:	/s/David Millison
Name: David Millison
Title: Managing Director

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

TIMOTHY MASEK

/s/Timothy Masek

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

JOE HICKS

/s/Joe Hicks

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

DONALD MUELLER

/s/Donald Mueller

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

KENNETH TALLERING

/s/Kenneth Tallering

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

ANDREW WELLER

/s/Andrew Weller

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

LEE SWAFFORD

/s/Lee Swafford

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

ANTHONY DONATELLI

/s/Anthony Donatelli

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

FRED CULBREATH

/s/Fred Culbreath

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

ROBERT JACKSON

/s/Robert Jackson

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

JAMES CIRAR

/s/James Cirar

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

CAMILLO SANTOMERO

/s/Camillo Santomero

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

ADAM GOTTLIEB

/s/Adam Gottlieb

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

CIBC INC.

By:	/s/illegible
Name: Illegible
Title: Agent

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

THOMAS BEGEL

/s/Thomas Begel

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]

JOHN WILKINSON

/s/John Wilkinson

[SIGNATURE PAGES TO SHAREHOLDER RIGHTS AGREEMENT]